                                  VERITY, INC.
                                 894 ROSS DRIVE
                              SUNNYVALE, CA 94089

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD SEPTEMBER 25, 1997

To the Stockholders of Verity, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Verity, Inc. (the "Company") will be held on Thursday, September 25, 1997, at 11:00 a.m. at the Sheraton Four Points Hotel, 1100 N. Mathilda Avenue, Sunnyvale, California, for the following purposes:

     1. To elect one (1) member of the Board of Directors to hold office until the 2000 Annual Meeting of Stockholders and until his successor is elected and qualified;

     2. To consider and vote upon a proposal to amend the 1995 Employee Stock Purchase Plan of the Company to increase the number of shares of Common Stock of the Company authorized for issuance thereunder from 500,000 shares to 1,300,000 shares;

     3. To vote upon a proposal to ratify the appointment of Coopers & Lybrand LLP as the Company's independent public accountants for the year ending May 31, 1998; and

     4. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on July 31, 1997 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of Verity, Inc.

                                          By Order of the Board of Directors

                                          /s/ Timothy J. Moore
                                          --------------------------
                                          Timothy J. Moore,
                                          Secretary

Sunnyvale, California
August 27, 1997

     STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                                  VERITY, INC.
                                 894 ROSS DRIVE
                              SUNNYVALE, CA 94089

                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                AUGUST 27, 1997

     The accompanying proxy is solicited by the Board of Directors of Verity, Inc., a Delaware corporation (the "Company"), for use at the 1997 Annual Meeting of Stockholders to be held September 25, 1997, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is August 27, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

     Annual Report. An annual report for the year ended May 31, 1997, is enclosed with this Proxy Statement.

     Voting Securities. Only stockholders of record as of the close of business on July 31, 1997 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 11,039,291 shares of Common Stock of the Company, par value $.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

     Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

     Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of July 31, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) each director of the Company, (ii) the Chief Executive Officer during the year ended May 31, 1997, the four other most highly compensated executive officers of the Company whose salary and bonus for the year ended May 31, 1997 exceeded $100,000 and two former executive officers whose salary and bonus for the year ended May 31, 1997 exceeded $100,000 but who were not executive officers at May 31, 1997 (the "Named Executive Officers"), (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to own more than 5% of the Company's Common Stock.

                                                                    SHARES BENEFICIALLY
                                                                           OWNED
                                                                   ---------------------
                          BENEFICIAL OWNERS(1)                      NUMBER       PERCENT
        ---------------------------------------------------------  ---------     -------
        5% STOCKHOLDERS
        Amerindo Investment Advisors and Affiliates(2)...........  1,625,974      14.7%
          One Embarcadero Center, Suite 2300
          San Francisco, California 94111
        The Capital Group Companies, Inc.(3).....................    748,800       6.8%
          333 South Hope Street
          Los Angeles, California 90071
        OFFICERS AND DIRECTORS
        Philippe F. Courtot(4)...................................    847,264       7.7%
        Donald C. McCauley(5)....................................    137,067       1.2%
        Timothy J. Moore(6)......................................     80,310          *
        Richard Lo(7)............................................     82,025          *
        Hugh S. Njemanze(8)......................................    123,542       1.1%
        Anthony J. Bettencourt(9)................................          0          *
        Dennis McEvoy(10)........................................     73,334          *
        Steven M. Krausz (11)....................................     20,500          *
        Stephen A. MacDonald(12).................................     29,710          *
        Charles P. Waite, Jr.(13)................................    186,763       1.7%
        Dominique Trempont(14)...................................     25,300          *
        All officers and directors as a group (13 persons)(15)...  1,798,980      15.3%

---------------

  *  Represents less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable, or become exercisable within 60 days following July 31, 1997, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. All options held by the individuals named in the table are immediately exercisable, subject to a right of repurchase in favor of the Company for all exercised, unvested shares. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws. Unless otherwise indicated, the individuals in the table may be contacted c/o Verity, Inc., 894 Ross Drive, Sunnyvale, CA 94089.

 (2) As reported to the Company by the Stockholder.

 (3) As reported to the Company by the Stockholder.

 (4) Includes 9,668 shares issuable upon exercise of options. Includes 40,000 shares held by Mai Courtot, a family member of Mr. Courtot; includes 783,096 shares held subject to the Company's security interest securing payments under a note. Mr. Courtot served as President and Chief Executive Officer of the Company until July 31, 1997; he is no longer an employee of the Company. Mr. Courtot resigned as a director on August 21, 1997.

 (5) Includes 59,280 shares issuable upon exercise of options.

 (6) Includes 76,000 shares issuable upon exercise of options.

 (7) Includes 77,880 shares issuable upon exercise of options.

 (8) Includes 119,080 shares issuable upon exercise of options.

 (9) Mr. Bettencourt was Vice President, Worldwide Sales and Marketing of the Company until December 1996; he is no longer an employee of the Company.

(10) Represents 73,334 shares issuable upon exercise of options. Mr. McEvoy was Executive Vice President of the Company until February 1997; he is no longer an employee of the Company.

(11) Includes 20,000 shares issuable upon exercise of options.

(12) Includes 27,000 shares issuable upon exercise of options. In addition, includes 2,210 shares held by Mr. MacDonald as the trustee of a family trust. As trustee, Mr. MacDonald may be deemed to be the beneficial owner of such shares, but Mr. MacDonald disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(13) Includes 20,000 shares issuable upon exercise of options. In addition, includes 66,666 shares held by Olympic Venture Partners III, L.P., 100,000 shares held by Olympic Venture Partners II and 97 shares held by OVP III Entrepreneurs Fund. Mr. Waite, as general partner of Olympic Venture Partners, may be deemed to beneficially own such shares, but Mr. Waite disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(14) Includes 20,000 shares issuable upon exercise of options. Mr. Trempont resigned as a director on August 1, 1997.

(15) Includes 691,428 shares issuable upon exercise of options.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors divided into three classes. The Class I, Class II and Class III directors are elected to serve until the Annual Meetings of Stockholders to be held in 1999, 1997 and 1998, respectively, and until their respective successors are duly elected and qualified. Each class of directors consists of one or two directors. The Class I directors are Steven
M. Krausz and Charles P. Waite, Jr.; the Class II director is Stephen A. MacDonald; and the Class III director position is currently vacant. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on the Annual Meeting dates. Dominique Trempont resigned as a Class II director of the Company on August 1, 1997, and the Board subsequently reduced Class II to one director. Philippe Courtot resigned as a Class III director of the Company on August 21, 1997.

     Management's nominee for election at the Annual Meeting of Stockholders to Class II of the Board of Directors is Stephen A. MacDonald. If elected, the nominee will serve as director until the Company's Annual Meeting of Stockholders in 2000, and until his successor is elected and qualified. If the nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as Management may designate.

     If a quorum is present and voting, the nominee for Class II director receiving the highest number of votes will be elected as Class II director. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for the purposes of determining if a quorum is present.

     The tables below sets forth for the current directors, including the Class II nominee to be elected at this meeting, certain information with respect to age and background.

                       NAME                         POSITION WITH THE COMPANY     AGE     DIRECTOR SINCE
--------------------------------------------------  -------------------------     ----    --------------
Class I directors to be elected at the 1999 Annual Meeting of Stockholders:
  Steven M. Krausz................................          Director               42       1988
  Charles P. Waite, Jr............................          Director               42       1988
Class II director to be elected at the 1997 Annual Meeting of Stockholders:
  Stephen A. MacDonald............................          Director               51       1988

     STEVEN M. KRAUSZ has been a General Partner of U.S. Venture Partners III, U.S.V. Entrepreneur Partners and BHMS Partners III since 1985. Mr. Krausz is also a director of Photon Dynamics, Inc.

     CHARLES P. WAITE, JR. has been a General Partner of Olympic Venture Partners II and a Vice President of Northwest Venture Services Corp. since 1987 and a General Partner of Olympic Venture Partners III since 1994. Mr. Waite is also a director of CellPro Incorporated and Cardima, Inc.

     STEPHEN A. MACDONALD has served as President and Chief Executive Officer of Active Software since May 1996. From 1983 to 1996, Mr. MacDonald was employed by Adobe Systems Incorporated, where he served most recently as Senior Vice President and Chief Operating Officer. Mr. MacDonald is a director of Network Computing Devices, Inc.

     During fiscal 1997, the Board held thirteen meetings. No director serving on the Board in fiscal 1997 attended fewer than 75% of such meetings of the Board and the Committees on which he serves.

     The Company has an Audit Committee and a Compensation Committee.

     The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Messrs. Krausz and Waite. During fiscal 1997, the Audit Committee held one meeting.

     The Compensation Committee's function is to review and establish salary levels for executive officers, including the Chief Executive Officer, and certain other management employees and to grant stock options. The members of the Compensation Committee are Messrs. Krausz and Waite. During fiscal 1997, the Compensation Committee held one meeting. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION" and "REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF STOCK OPTIONS."

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following summary compensation table sets forth the compensation paid by the Company during the fiscal year ended May 31, 1997 to the Named Executive
Officers:

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                       COMPENSATION
                                                                       ------------
                                                                          AWARDS
                                         ANNUAL COMPENSATION           ------------
                                    ------------------------------      SECURITIES
                                    FISCAL                              UNDERLYING        ALL OTHER
   NAME AND PRINCIPAL POSITION       YEAR    SALARY        BONUS         OPTIONS       COMPENSATION(1)
----------------------------------  ------  --------      --------     ------------    ---------------
Philippe F. Courtot...............   1997   $225,000      $      0               --        $ 1,152
  Former President and               1996   $225,000      $      0           22,100        $ 1,152
  Chief Executive Officer(2)         1995   $221,250      $      0               --        $ 1,152

Donald C. McCauley................   1997   $142,050      $      0          133,280(5)     $   528
  Vice President and                 1996   $139,154      $      0           50,100(6)     $   408
  Chief Financial Officer(3)         1995   $145,779(4)         --           60,000             --

Timothy J. Moore..................   1997   $150,000      $ 100,00(7)       171,000(8)     $   324
  Vice President, Strategic          1996   $ 46,057      $ 25,000           75,000(9)     $    88
  Investments, General Counsel       1995         --            --               --             --
  and Secretary

Richard Lo........................   1997   $ 92,500      $ 35,103(10)      154,880(11)    $   190
  Vice President, U.S. Sales         1996   $ 47,992      $ 54,405(10)        9,100(12)    $    78
                                     1995         --            --               --             --

Hugh S. Njemanze..................   1997   $133,333      $      0           88,080(13)    $   324
  Vice President, Desktop and        1996   $120,833      $      0           20,100(14)    $   275
  Enterprise Products and Chief      1995   $100,000      $      0           38,000        $   213
  Technology Officer

Former Officers:
  Anthony J. Bettencourt(15)......   1997   $ 60,633      $ 92,015(10)       50,000(16)    $   124
                                     1996   $ 98,538      $120,363(10)      100,100(17)    $   204
                                     1995         --            --               --             --

  Dennis McEvoy(18)...............   1997   $ 97,236      $ 50,000          160,000(19)    $64,078(20)
                                     1996         --            --               --             --
                                     1995         --            --               --             --

---------------

(1) Represents premiums paid on behalf of the Named Executive Officers for life insurance coverage in excess of a base amount of $50,000 in coverage.

(2) Mr. Courtot served as President and Chief Executive Officer of the Company until July 31, 1997; he resigned as a director of the Company on August 21, 1997. Gary J. Sbona replaced Mr. Courtot as President and Chief Executive Officer. See "Certain Relationships and Related Transactions" below.

 (3) Mr. McCauley served as Chief Financial Officer of the Company on a consulting basis until May 1995, at which time he joined the Company as an employee and was elected a Vice President.

 (4) Includes $141,625 paid to Mr. McCauley for his services as a consultant to the Company prior to his engagement as a full-time employee of the Company.

 (5) Includes options to purchase an aggregate of 59,280 shares granted on March 17, 1997 replacing an option to purchase 24,000 shares granted on October 30, 1996, an option to purchase 100 shares granted on October 5, 1995 and an option to purchase 50,000 shares granted on July 12, 1996. Also includes the option to purchase 50,000 shares granted on July 12, 1996 replacing an option to purchase 50,000 shares granted in February 1996. Options to purchase 124,100 shares were canceled in connection with the repricings. See "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Ten-Year Option Repricing" and "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

 (6) Represents an option to purchase 100 shares that was repriced and thus eliminated on March 17, 1997 and an option to purchase 50,000 shares that was repriced and thus eliminated on July 12, 1996. See footnote 5 above.

 (7) Mr. Moore joined the Company in February 1996; Mr. Moore's bonus was paid pursuant to his offer letter.

 (8) Includes options to purchase an aggregate of 76,000 shares granted on March 17, 1997 replacing an option to purchase 20,000 shares granted on September 16, 1996. Also includes an option to purchase 75,000 shares granted on July 12, 1996 replacing an option to purchase 75,000 shares granted on February 6, 1996. Options to purchase 170,000 shares were canceled in connection with the repricing. See "EXECUTIVE COMPENSATION AND OTHER
     MATTERS -- Ten-Year Option Repricing" and "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

 (9) Represents an option to purchase 75,000 shares that was repriced and thus eliminated on July 12, 1996. See footnote 8 above.

(10) These amounts represent sales commissions earned under a sales commission plan.

(11) Includes options to purchase an aggregate of 68,880 shares granted on March 17, 1997 replacing an option to purchase 11,000 shares granted on September 16, 1996, an option to purchase 75,000 shares granted on November 19, 1996, and an option to purchase 100 shares granted in October 1995. Options to purchase 86,100 shares were canceled in connection with the repricing. See "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Ten-Year Option Repricing" and "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

(12) Includes an option to purchase 100 shares that was repriced and thus eliminated on March 17, 1997. See footnote 11 above.

(13) Includes options to purchase an aggregate of 28,080 shares granted on March 17, 1997 replacing an option to purchase 35,000 shares granted on July 12, 1996 and an option to purchase 100 shares granted in October 1995. Options to purchase 35,100 shares were canceled in connection with the repricing. See "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Ten-Year Option Repricing" and "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

(14) Includes an option to purchase 100 shares that was repriced and thus eliminated on March 17, 1997. See footnote 13 above.

(15) Mr. Bettencourt was Vice President, Worldwide Sales and Marketing, of the Company until December 1996; he is no longer an employee of the Company.

(16) Represents an option to purchase an aggregate of 50,000 shares granted on March 17, 1997 replacing an option to purchase 50,000 shares granted in February 1996. An option to purchase 50,000 shares was canceled in connection with the repricing. See "EXECUTIVE COMPENSATION AND OTHER

     MATTERS -- Ten-Year Option Repricing" and "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS." Options to purchase 42,709 shares were canceled on December 24, 1996 and options to purchase 7,291 shares were canceled on January 24, 1997, both in connection with Mr. Bettencourt's departure from the Company.

(17) Includes an option to purchase 50,000 shares that was repriced and thus eliminated on July 12, 1996. See footnote 16 above.

(18) Mr. McEvoy was Executive Vice President of the Company until February 1997; he is no longer an employee of the Company.

(19) Options to purchase 86,666 shares were canceled on February 14, 1997 in connection with the termination of Mr. McEvoy's employment with the Company.

(20) Includes $63,760 paid to Mr. McEvoy for his services as a consultant to the Company after termination of his employment with the Company.

     The following table provides information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended May 31, 1997 to the Named Executive Officers:

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                                                POTENTIAL REALIZED
                                                                                                 VALUE AT ASSUMED
                                                 % OF TOTAL                                       ANNUAL RATES OF
                              NUMBER OF           OPTIONS                                           STOCK PRICE
                             SECURITIES          GRANTED TO                                      APPRECIATION FOR
                             UNDERLYING         EMPLOYEES IN     EXERCISE                         OPTION TERM(2)
                               OPTIONS             FISCAL         PRICE       EXPIRATION     -------------------------
           NAME             GRANTED(#)(1)           1997          ($/SH)         DATE          5%($)          10%($)
--------------------------  -------------       ------------     --------     ----------     ----------     ----------
Philippe F. Courtot.......           0                --              --             --              --             --
Donald C. McCauley........      50,000(3)(4)        1.1%          $19.50        7/11/06      $  613,172     $1,553,899
                                24,000                 *          $11.50       10/30/06      $  173,575     $  439,873
                                    80(5)(6)           *          $ 7.75        3/17/05      $      296     $      709
                                40,000(5)(7)           *          $ 7.75        3/17/05      $  148,011     $  354,513
                                19,200(5)(8)           *          $ 7.75        3/17/05      $   71,045     $  170,166
Timothy J. Moore..........      75,000(3)(9)         1.6          $19.50        7/11/06      $  919,758     $2,330,848
                                20,000                 *          $11.00        9/16/04      $  105,040        251,590
                                60,000(5)(10)        1.3          $ 7.75        3/17/05      $  222,017     $  531,769
                                16,000(5)(11)          *          $ 7.75        3/17/05      $   59,204     $  141,805
Richard Lo................      11,000                 *          $11.00        9/16/04      $   57,772     $  138,374
                                75,000               1.6          $12.88       11/19/04      $  461,043     $1,104,278
                                    80(5)(12)          *          $ 7.75        3/17/05      $      296     $      709
                                 8,800(5)(13)          *          $ 7.75        3/17/05      $   32,562     $   77,993
                                60,000(5)(14)        1.3          $ 7.75        3/17/05      $  222,017     $  531,769
Hugh S. Njemanze..........      35,000(3)              *          $19.50        7/11/06      $  429,221     $1,087,729
                                25,000                 *          $10.38        2/20/05      $  123,840     $  296,618
                                    80(5)(15)          *          $ 7.75        3/17/05      $      296     $      709
                                28,000(5)(16)          *          $ 7.75        3/17/05      $  103,608     $  248,159
Former Officers:
Anthony J. Bettencourt....      50,000(3)(17)        1.1          $19.50        7/11/06      $  613,172     $1,553,899
Dennis McEvoy.............     160,000               3.4          $11.00        9/16/06      $1,106,855     $2,804,987

---------------

  *  Represents less than one percent.

 (1) All options granted in fiscal 1997 were granted under the Company's 1995 Stock Option Plan (the "Option Plan"). Under the Option Plan, the Board of Directors retains discretion to modify the terms, including the price, of outstanding shares. Options granted under that plan are immediately exercisable, subject to a right of repurchase in favor of the Company for all exercised, unvested shares. Generally, 12.5% of the shares subject to options granted to new employees become vested six months after the date of commencement of employment and 2.083% of the shares subject to options vest upon completion of each succeeding full month of continuous employment with the Company. Shares subject to options granted to existing employees generally vest at the rate of 2.083% per month for 48 months following the date of grant. Generally, options have a term of eight (8) years. All options were granted at fair market value as determined by the Board of Directors of the Company on the date of grant. See "-- Employment Agreements and Termination and Change of Control Arrangements".

 (2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common stock price. This table does not take into account any appreciation in the price of the Common Stock to date.

 (3) In July 1996, as a result of a broad decline in the fair market value of the Company's Common Stock, the Compensation Committee determined that it was in the best interests of the Company to offer to all current employees who were option holders, including executive officers whom the Committee considered separately, the opportunity to exchange outstanding options with an exercise price above the then current market price for options with an exercise price equal to the then current fair market value. For details concerning the repricings of options, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS" and "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Ten-Year Options Repricing" table.

 (4) Reflects options that were repriced in July 1996, replacing options granted in February 1996.

 (5) In March 1997, as a result of a broad decline in the fair market value of the Company's common stock, the Compensation Committee determined that it was in the best interests of the Company to offer to all current employees who were option holders, including executive officers whom the Committee considered separately, the opportunity to exchange outstanding options with an exercise price above the then current market price for options with an exercise price equal to the then current fair market value. For details concerning the repricings of options, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS" and "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Ten-Year Options Repricing" table.

 (6) Reflects options that were repriced in March 1997, replacing options granted in October 1995.

 (7) Reflects options that were repriced in March 1997, replacing options granted in July 1996.

 (8) Reflects options that were repriced in March 1997, replacing options granted in October 1996.

 (9) Reflects options that were repriced in July 1996, replacing options granted in February 1996.

(10) Reflects options that were repriced in March 1997, replacing options granted in July 1996.

(11) Reflects options that were repriced in March 1997, replacing options granted in September 1996.

(12) Reflects options that were repriced in March 1997, replacing options granted in October 1995.

(13) Reflects options that were repriced in March 1997, replacing options granted in September 1996.

(14) Reflects options that were repriced in March 1997, replacing options granted in November 1996.

(15) Reflects options that were repriced in March 1997, replacing options granted in October 1995.

(16) Reflects options that were repriced in March 1997, replacing options granted in July 1996.

(17) Reflects options that were repriced in July 1996, replacing options granted in February 1996.

OPTION EXERCISES AND FISCAL 1996 YEAR-END VALUES

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended May 31, 1997, and unexercised options held as of May 31, 1997 by the Named Executive
Officers:

                          AGGREGATED OPTION EXERCISES
                              IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                UNDERLYING                   IN-THE-
                              SHARES                           UNEXERCISED            MONEY OPTIONS AT FY-
                             ACQUIRED                      OPTIONS AT FY-END(2)             END($)(3)
                                ON            VALUE        --------------------     -------------------------
                            EXERCISE(#)   REALIZED($)(1)   VESTED     UNVESTED      VESTED(4)    UNVESTED(4)
                            -----------   --------------   ------     ---------     --------     ------------
Philippe F. Courtot.......         --              --       8,747       13,353            --             --
Donald C. McCauley(5).....         --              --      15,629       43,651            --             --
Timothy J. Moore..........         --              --      18,916       57,084            --             --
Richard Lo................         --              --      12,934       64,947      $  5,905       $  7,595
Hugh S. Njemanze..........         --              --      50,735       68,345      $227,699       $116,651
Former Officers:
Anthony J. Bettencourt....     18,779        $126,200          --           --            --             --
Dennis McEvoy.............         --              --      73,334           --            --             --

---------------

(1) "Value Realized" represents the fair market value of the underlying securities on the exercise date minus the aggregate exercise price of such options.

(2) These options are immediately exercisable in full at the date of grant, but shares purchased on exercise of unvested options are subject to a repurchase right in favor of the Company which lapses ratably over four years and entitles the Company to repurchase unvested shares at the original issuance price.

(3) Calculated on the basis of the fair market value of the underlying securities as of May 30, 1997 of $6.50 per share, the last trading day of fiscal 1997, as reported by the Nasdaq National Market, minus the aggregate exercise price.

(4) Does not include options that had an exercise price greater than the per share closing price of $6.50 as reported by the Nasdaq National Market, on May 30, 1997.

(5) All of the shares subject to Mr. McCauley's stock options became fully vested upon the change in management occasioned by the departure of Mr. Courtot as Chief Executive Officer in July 1997. See "Employment Agreements and Change of Control Arrangements" below.

     The following table provides the specified information concerning all repricings of options to purchase the Company's Common Stock held by any executive officer of the Company since October 6, 1995, the date of the Company's initial public offering:

                           TEN-YEAR OPTION REPRICINGS

                                     NUMBER OF                                               LENGTH OF ORIGINAL
                                     SECURITIES    MARKET PRICE     EXERCISE                    OPTION TERM
                                     UNDERLYING    OF STOCK AT       PRICE                   REMAINING AT DATE
                                      OPTIONS        TIME OF       AT TIME OF       NEW       OF REPRICING OR
                                    REPRICED OR    REPRICING OR   REPRICING OR   EXERCISE        AMENDMENT
  NAME AND POSITION      DATE        AMENDED(#)    AMENDMENT($)   AMENDMENT($)   PRICE($)         (MONTHS)
----------------------  -------     ------------   ------------   ------------   ---------   ------------------
Jurgen Annevelink.....  3/17/97(1)     52,000         $ 7.75        $ 15.000      $  7.75             93
Vice President,
Internet and Online
Products
Richard Lo............  3/17/97(1)         80         $ 7.75        $ 12.000      $  7.75            102
Vice President, U.S.
Sales                                   8,800         $ 7.75        $ 11.000      $  7.75             90
                                       60,000         $ 7.75        $ 12.875      $  7.75             92
Donald C. McCauley....  7/11/96(2)     50,000         $19.50        $ 34.750      $ 19.50            114
Vice President and      3/17/97(1)         80         $ 7.75        $ 12.000      $  7.75            102
Chief Financial
Officer                                40,000         $ 7.75        $ 19.500      $  7.75            111
                                       19,200         $ 7.75        $ 11.500      $  7.75             91
Timothy J. Moore......  7/11/96(2)     75,000         $19.50        $ 34.750      $ 19.50            114
Vice President,
Strategic               3/17/97(1)     60,000         $ 7.75        $ 19.500      $  7.75            111
Investments,                           16,000         $ 7.75        $ 11.000      $  7.75             90
General Counsel and
Secretary
Hugh S. Njemanze......  3/17/97(1)         80         $ 7.75        $ 12.000      $  7.75            102
Vice President,
Desktop                                28,000         $ 7.75        $ 19.500      $  7.75            111
and Enterprise
Products and Chief
Technology Officer
Gilles Samoun.........  7/11/96(2)     10,000         $19.50        $ 31.000      $ 19.50            116
Vice President,
European                3/17/97(1)         80         $ 7.75        $ 12.000      $  7.75            102
Operations                              8,000         $ 7.75        $ 19.500      $  7.75            111
                                        4,000         $ 7.75        $ 11.500      $  7.75             91
                                       16,000         $ 7.75        $ 10.375      $  7.75             95
David L. Weld, Jr.....  3/17/97(1)     12,240         $ 7.75        $ 15.375      $  7.75             94
President of Verity
Applications Business
Unit.
Former Executive
  Officers(3):
Anthony J.
  Bettencourt(4)......  7/11/96(2)     50,000         $19.50        $ 34.750      $ 19.50            114
Philip C. Nelson(5)...  3/17/97(1)         80         $ 7.75        $ 12.000      $  7.75            102
                                       20,000         $ 7.75        $ 19.500      $  7.75            111

---------------

(1) Options that were repriced in March 1997 continue to vest in accordance with their original vesting schedule. See also "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

(2) Options that were repriced in July 1996 were subject to a new vesting schedule commencing three months after the original vesting commencement date, but commencing no later than July 19, 1997. Such options held by persons still employed by the Company were further repriced in March 1997. See also "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

(3) None of the options granted to these former executive officers of the Company were exercised by such former officers.

(4) Anthony J. Bettencourt was Vice President, Worldwide Sales and Marketing, of the Company until December 1996; he is no longer an employee of the Company.

(5) Philip C. Nelson was Chief Technology Officer of the Company until July 1997; he is no longer an employee of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Steven M. Krausz and Charles P. Waite, Jr. served as members of the Board of Directors' Compensation Committee (the "Committee") during the fiscal year ended May 31, 1997.

     The Company has entered into indemnification agreements with its directors and officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by law.

     See "-- Certain Relationships and Related Transactions" and "Employment Agreements and Termination and Change of Control Arrangements."

EMPLOYMENT AGREEMENTS AND TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

     The Option Plan provides that, in the event of (i) a sale or exchange by the stockholders of all or substantially all of the Company's voting stock or certain mergers or consolidations to which the Company is a party in which the stockholders of the Company do not retain beneficial ownership of at least a majority of the voting stock of the Company or its successor, (ii) the sale, exchange or transfer of all or substantially all of the assets of the Company other than to one or more subsidiary corporations, or (iii) liquidation or dissolution of the Company, the Board of Directors of the Company may provide for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the Option Plan. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to such event, they will terminate.

     In July 1993, the Company entered into an employment agreement with Philippe F. Courtot, the Company's President and Chief Executive Officer. Under the agreement, Mr. Courtot received an annual base salary of $225,000, subject to annual review by the Board of Directors and adjustment based upon various factors, including Mr. Courtot's performance and the Company's profitability.

     Pursuant to an offer letter between the Company and Donald C. McCauley, the Company's Vice President and Chief Financial Officer, Mr. McCauley's stock options became fully vested upon the change in management occasioned by the departure of Mr. Courtot as Chief Executive Officer.

     Under an agreement between the Company and Richard Lo, Mr. Lo. has an option to receive severance benefits equal to six months' salary, plus vesting of outstanding stock options and the continued exercisability of such stock options for the term thereof, if Mr. Lo elects to terminate his employment with the Company during September 1997.

DIRECTOR COMPENSATION

     Directors do not receive any cash compensation for their services as members of the Board of Directors, although they are reimbursed for their expenses in attending Board and committee meetings. In addition, all directors who have served on the Board for more than six months and are not members of management will receive stock options to purchase 5,000 shares of Common Stock pursuant to the 1995 Outside Directors Stock Option Plan upon the date of each annual stockholders' meeting. On September 16, 1996, the Board of Directors granted each non-employee director of the Company an additional stock option for 15,000 shares of Common Stock on the same terms and conditions as options granted under the Outside Directors Stock Option Plan, at an exercise price of $11.50, which was the closing sales price on the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 31, 1997, Gary J. Sbona replaced Philippe F. Courtot as the Company's President and Chief Executive Officer, and the Company entered into an agreement with Regent Pacific Management Corporation

("Regent Pacific"), a management firm of which Mr. Sbona is the Chief Executive Officer. Pursuant to the agreement, Regent Pacific will provide management services to the Company, including the services of Mr. Sbona as Chief Executive Officer and President and at least three other Regent Pacific personnel as part of the management team. The agreement has a one year term and may be canceled by the Company after expiration of the initial 26 week period, with a minimum compensation to Regent Pacific of $1,300,000 for that initial period. The agreement requires that the Company indemnify Regent Pacific and Mr. Sbona for certain liabilities arising out of the performance of services under the agreement. Mr. Sbona does not receive compensation directly from the Company for his services as an officer of the Company, but is instead compensated directly by Regent Pacific.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with, except that one annual statement of changes in beneficial ownership for Anthony J. Bettencourt, a former officer of the Company, reporting one exempt transaction was not timely filed.

CHANGES TO BENEFIT PLANS

     On August 20, 1997, the Board of Directors amended the 1995 Employee Stock Purchase Plan (the "Purchase Plan"), subject to stockholder approval, to increase the shares reserved for issuance under the Purchase Plan. See "PROPOSAL TWO -- APPROVAL OF AMENDMENT TO VERITY, INC. 1995 EMPLOYEE STOCK PURCHASE PLAN." Since the date of this amendment, no shares have been purchased under the Purchase Plan. Nonemployee directors are not eligible to participate in the Purchase Plan. No employee purchased 5% or more of the cumulative shares acquired under the Purchase Plan.

     The following table sets forth shares acquired under the Purchase Plan during the fiscal year ended May 31, 1997, by (1) the Named Executive Officers;
(2) all current executive officers as a group; (3) all current directors who are not executive officers as a group; and (4) all employees, including all officers who are not executive officers, as a group. Purchases of stock under the Purchase Plan are made at the discretion of the participants. Accordingly, future purchases under the Purchase Plan are not yet determinable.

                               NEW PLAN BENEFITS

                                                                     VERITY, INC. 1995
                                                                      STOCK PURCHASE
                                                                          PLAN(1)
                                                                   ---------------------
                                                                   PURCHASE
                                NAME AND                             PRICE     NUMBER OF
                           PRINCIPAL POSITION                      PER SHARE    SHARES
        ---------------------------------------------------------  ---------   ---------
        Philippe F. Courtot(2)...................................         --         --
          Former President and Chief Executive Officer
        Donald C. McCauley.......................................  $ 10.2000      1,127
          Vice President and Chief Financial Officer               $  6.5875      2,240
        Timothy J. Moore.........................................  $ 10.5188        740
          Vice President, Strategic Investments,                   $  6.5875      2,002
          General Counsel and Secretary
        Richard Lo...............................................  $ 10.2000      2,450
          Vice President, U.S. Sales                               $  6.5875      3,077
        Hugh S. Njemanze.........................................  $ 10.2000      1,225
          Vice President, Desktop and Enterprise                   $  6.5875      2,012
          Products, and Chief Technology Officer
        Anthony J. Bettencourt(3)................................  $ 10.2000      2,450
        Dennis McEvoy(4).........................................         --         --
        All Executive Officers as a Group........................  $ 10.2000      9,555
          (11 persons)                                             $  6.5875     12,906
                                                                   $ 10.5188        740
        All Outside Directors as a Group.........................         --         --
          (4 persons)
        All Non-Executive Officer Employees as a Group...........  $  6.5875    221,936
                                                                   $ 10.5188

---------------

(1) Only employees of the Company are eligible to participate in the Purchase Plan.

(2) Mr. Courtot served as President and Chief Executive Officer until July 31, 1997; he is no longer an employee of the Company.

(3) Mr. Bettencourt was Vice President, Worldwide Sales and Marketing, of the Company until December 1996; he is no longer an employee of the Company.

(4) Mr. McEvoy was Executive Vice President of the Company until February 1997; he is no longer an employee of the Company.

                      REPORT OF THE COMPENSATION COMMITTEE

                            ON REPRICING OF OPTIONS

     On two separate occasions in fiscal 1997, the Compensation Committee considered the options held by the Company's executive officers and employees and the fact that a broad decline in the price of the Common Stock of the Company had resulted in a substantial number of stock options granted pursuant to the Option Plan having exercise prices well above the recent historical trading prices for the Common Stock.

     In July 1996, the Committee was advised by management that management believed that key employee turnover was likely to increase in part because the Company's total compensation package for long-term employees, which included substantial options with exercise prices well above the current trading price, was less attractive than compensation offered by other companies in the same geographic location. This is because options granted to new hires at other companies would likely be granted at current trading prices, providing more opportunity for appreciation than the Company's options.

     The Committee believed that the Company's success in the future would depend in large part on its ability to retain a number of its highly skilled technical, managerial and marketing personnel and the loss of key employees could have significant adverse impact on the Company's business. The Committee also believed that unless an adjustment was made in option prices, existing employees holding options would perceive a substantial inequity in comparison to new employees granted stock options with exercise prices set at the current, lower fair market value of the Company's Common Stock and that employee morale would suffer as a consequence. The Committee concluded that it was important and cost-effective to provide equity incentives to employees and executive officers of the Company to improve the Company's performance and the value of the Company for its stockholders. The Committee considered granting new options selectively to current key employees at fair market value, but recognized that the size of the option grants required to offset the decline in market price would result in significant additional dilution to stockholders. The Committee recognized that an exchange of existing options with exercise prices higher than fair market value for options at fair market value would provide additional incentives to employees because of the increased potential for appreciation. The Committee also recognized that the new options could require completion of an extension of the options vesting schedule for up to three months, providing optionees participating in the exchange with an added incentive to remain with the Company. Considering these factors, the Committee determined that it was in the best interests of the Company and its stockholders to restore the incentives for employees and executive officers to remain as employees of the Company and to exert their maximum efforts on behalf of the Company by granting replacement stock options under the Option Plan for those options with exercise prices above recent trading prices, with restarted vesting and exercise prices equal to $19.50, the closing sale price of the Company's Common Stock preceding the Committee's approval of the repricing. The replacement options are subject to termination if the optionee fails to agree within a reasonable period to the cancellation of the old options to be replaced.

     Accordingly, in July 1996, the Committee approved an offer to all employees of the Company, including executive officers whom the Committee considered separately, to exchange outstanding options with exercise prices above the then current trading price for options with an exercise price of $19.50 per share, with the vesting schedule for such replacement options extended by up to three months. The Committee approved new vesting for the replacement options as follows: replacement options shall have a new vesting schedule commencing three months after the original commencement date, but commencing no later than July 12, 1996. All replacement options will terminate no later than eight (8) years from the date of grant. Accordingly, optionees who participated in the exchange received a lower exercise price in exchange for forfeiting vesting under their old options. The offer to exchange options was completed in August 1996; in total, options for 795,660 shares with exercise prices ranging from $31.00 per share to $38.00 per share have been exchanged for options for an equal number of shares at an exercise price of $19.50 per share, the closing price of the Company's Common Stock on July 12, 1996, the date of the Committee's approval of the repricing.

     During the first two quarters of fiscal 1997, a continuing decline in the price of the Common Stock of the Company had again resulted in a substantial number of stock options granted pursuant to the Option Plan, including replacement options granted in connection with the repricing in July 1996, having exercise prices well above the recent historical trading prices for the Common Stock. In March 1997, the Committee was again advised by management that management believed that key employee turnover was likely to increase in part because the Company's total compensation package for long-term employees, which included substantial options with exercise prices well above the current trading price, was less attractive than compensation offered by other companies in the same geographic location.

     The Committee again considered all of the factors it had considered in connection with the repricing in July 1996. The Committee considered granting new options selectively to current key employees at fair market value, but recognized that the size of the option grants required to offset the decline in market price would result in significant additional dilution to stockholders. The Committee recognized that an exchange of existing options with exercise prices higher than fair market value for options at fair market value would provide additional incentives to employees because of the increased potential for appreciation. The Committee also recognized that the continued reduction in stock price eroded stockholder value and that it was important to balance the goal of retention of key employees with the dilution to stockholders. Under these circumstances, the Committee decided to condition the repricing on optionees agreeing to receive options for 80% of the shares subject to the options being repriced. The Committee determined to grant replacement stock options under the Option Plan to employees holding options with exercise prices above recent trading prices. The exercise price per share for the replacement options was set equal to $7.75, the closing sale price of the Company's Common Stock preceding the Committee's approval of the repricing. The replacement options were subject to termination if the optionee failed to agree within a reasonable period to the cancellation of the old options to be replaced.

     Accordingly, in March 1997, the Committee approved an offer to all employees of the Company, including executive officers whom the Committee considered separately, to exchange outstanding options with exercise prices above the then current trading price for options equal to eighty percent (80%) of such outstanding options with an exercise price of $7.75 per share, with the schedule and vesting for such replacement options to remain the same. All replacement options will terminate no later than eight (8) years from the date of grant. Accordingly, optionees who participated in the exchange received a lower exercise price in exchange for forfeiting twenty percent (20%) of their old options. The offer to exchange options was completed by March 31, 1997; in total, options for 1,738,419 shares with exercise prices ranging from $10.375 per share to $19.50 per share were exchanged for options for an equal number of shares at an exercise price of $7.75 per share, the closing price of the Company's Common Stock on March 17, 1997, the date of the Committee's approval of the repricing.

                                          COMPENSATION COMMITTEE

                                          Steven M. Krausz
                                          Charles P. Waite, Jr.

                      REPORT OF THE COMPENSATION COMMITTEE

                           ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") is comprised of two non-employee directors of the Board of Directors, Messrs. Krausz and Waite. The Committee is responsible for setting and administering policies governing compensation of executive officers. For all executive officers, the Committee reviews the performance and compensation levels for executive officers, sets salary and bonus levels and makes option grants under the Company's 1995 Stock Option Plan.

COMPENSATION POLICIES GENERALLY

     The goals of the Company's executive officer compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align executive officer compensation with the Company's performance and to motivate executive officers to achieve the Company's business objectives. The Company uses salary, executive officer bonuses and stock options to achieve these goals.

     SALARY AND BONUSES. Salaries are set for each executive officer with reference to a range of salaries for comparable positions among high technology companies of similar size and location. Annual salary adjustments take into account individual executive officers' achievements during the prior fiscal year towards key Company-wide objectives set annually by the Board of Directors, in consultation with the Chief Executive Officer, as well as the executive officers' performance of their individual responsibilities.

     Variable cash incentive compensation for fiscal 1997 was provided through the Company's employee bonus plan for all executive officers except for the Chief Executive Officer, the executive officers responsible for sales operations, who were compensated through sales commission plans, and another executive officer, whose bonus plan for fiscal 1997 was determined based upon negotiations between the officer and the Company. In accordance with the Committee's goal, fiscal 1997 variable cash incentive compensation for the bonus plan participants was targeted for up to 20% of the officer's salary if predetermined corporate revenue and net income objectives were achieved. The corporate financial goals were not met in fiscal 1997 and, accordingly, no bonuses were paid under the plan, although one executive officer received a bonus pursuant to his offer letter.

     In fiscal 1997, the Company also hired certain executive officers whose cash and equity incentive compensation was determined based upon a combination of the executive compensation policies of the Company described above and negotiations between the individual executive officers and the Company.

     STOCK OPTIONS. The Committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. Initial stock option grants to executive officers are subject to four year vesting. The size of the initial grant has been determined with reference to comparable stock option compensation offered by similarly-sized high technology companies for similar positions and the responsibilities and expected future contributions of the executive officer, as well as recruitment considerations. In determining the size of, or whether to grant, refresher grants, the Committee has considered each executive officer's performance during the previous periods and expected contributions during future periods, as well as the relative position and responsibilities of each executive officer and previous option grants to such executive officers. Generally, refresher option grants vest monthly over a four year period from the date of grant. The Committee believes that refresher options have provided strong incentives for executive officers to remain with the Company.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. The Company has considered regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to each of the five most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or proposed regulations. The Committee concluded in March 1996 that it would be advisable to establish certain restrictions on the granting of options under the Option Plan to assist in the qualification of compensation recognized in connection with the exercise of such options for an exemption; these restrictions were approved at the Special Meeting of Stockholders held on March 28, 1996. The Committee does not believe that other components of the Company's compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Philippe F. Courtot served as the Company's Chief Executive Officer from August 1993 until July 1997. In July 1993, the Company entered into an employment agreement with Mr. Courtot which set Mr. Courtot's cash compensation at $225,000, subject to annual review by the Compensation Committee and adjustment based on the executive officer compensation policies of the Company described above. In fiscal 1997, Mr. Courtot's compensation was reviewed by the Committee and no change was made in Mr. Courtot's compensation. Mr. Courtot did not receive a bonus in fiscal 1997 in light of the Company's performance relative to operating targets set by the Board of Directors. The Committee also considered Mr. Courtot's option holdings, and in light of his current holdings, determined that no further grants would be made in fiscal 1997. Mr. Courtot was succeeded by Gary J. Sbona as President and Chief Executive Officer in July 1997. Mr. Sbona does not receive compensation directly from the Company for his services as an officer of the Company, but is instead compensated directly by Regent Pacific, pursuant to its management services agreement with the Company. See " Employment Agreements and Termination and Change of Control Arrangements" and "Certain Relationships and Related Transactions."

                                          COMPENSATION COMMITTEE

                                          Steven M. Krausz
                                          Charles P. Waite, Jr.

                        COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index (U.S. companies only) and the Nasdaq Computer & Data Processing Stocks Index for the period commencing on October 6, 1995, the first day of trading following the date of the Company's initial public offering, and ending on May 30, 1997.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  FROM OCTOBER 6, 1995 THROUGH MAY 30, 1997(1)

                 VERITY, INC. NASDAQ STOCK MARKET - U.S. INDEX,
                 NASDAQ COMPUTER & DATA PROCESSING STOCKS INDEX

                                                        10/06/95        05/31/96        05/30/97
Verity, Inc.                                            $100.00         $212.20         $ 35.10
Nasdaq Stock Market - U.S. Index                        $100.00         $123.80         $139.50
Nasdaq Computer & Data Processing Stocks Index          $100.00         $131.80         $157.00

---------------

(1) Assumes that $100.00 was invested on October 6, 1995 in the Company's Common Stock and each index. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                                  PROPOSAL TWO

                            APPROVAL OF AMENDMENT TO
                 VERITY, INC. 1995 EMPLOYEE STOCK PURCHASE PLAN

     At the Annual Meeting, the stockholders will be asked to approve an amendment to the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan") to increase by 800,000 the maximum number of shares of Common Stock that may be issued under the plan. The purpose of the Purchase Plan is to provide employees of the Company with an opportunity to acquire a proprietary interest in the Company through the purchase of its Common Stock. As of May 31, 1997, an aggregate of 323,542 shares of Common Stock had been issued under the Purchase Plan and 176,458 shares remained available for future sales. To provide an adequate reserve of shares to permit the Company to continue offering employees a stock purchase opportunity, the Board of Directors has amended the Purchase Plan, subject to stockholder approval.

SUMMARY OF THE PURCHASE PLAN

     The following summary of the Purchase Plan, as amended, is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

     General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on each purchase date during the Offering unless the participant has withdrawn from participation in the Purchase Plan prior to such date.

     Shares Subject to Plan. Previously, the stockholders have authorized the issuance of an aggregate of 500,000 shares pursuant to the Purchase Plan. The Board of Directors has amended the Purchase Plan, subject to stockholder approval, to increase by 800,000 the maximum number of authorized but unissued or reacquired shares of Common Stock that may be issued under the plan. Appropriate adjustments will be made to the shares subject to the Purchase Plan and outstanding Purchase Rights in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

     Administration. The Purchase Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board interprets the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board are final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights. The Purchase Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the plan.

     Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the plan so long as the employee is customarily employed for more than 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is eligible to participate in the Purchase Plan. As of July 31, 1997, approximately 310 employees, including eight executive officers, were eligible to participate in the Purchase Plan.

     Offerings. Offerings of Common Stock under the Purchase Plan commence on one or more dates determined by the Board, generally on or about April 1 and October 1 of each year (an "Offering Date"), and continue for such periods of time as established by the Board (an "Offering Period"), provided that no

Offering Period may exceed 27 months. Offering Periods commencing prior to October 1, 1997 have generally been 24 months in duration. However, subject to stockholder approval of this proposal, the Board intends to limit Offering Periods commencing on or after October 1, 1997 to approximately 12 months in duration. Each Offering Period is comprised of a number of six-month "Purchase Periods" generally ending on or about the last days of March and September (a "Purchase Date") of each year. An employee may not participate simultaneously in more than one Offering.

     Participation and Purchase of Shares. Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the Offering Date. Payroll deductions may not exceed 20% (or such other rate as the Board determines) of an employee's compensation on any payday during the Offering Period. An employee who becomes a participant in the Purchase Plan will automatically participate in each subsequent Offering Period beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

     Subject to certain limitations, each participant in an Offering has a Purchase Right equal to that number of shares (rounded to the nearest whole share) determined by the lesser of (i) multiplying $2,083.33 by the number of months (rounded to the nearest whole month) in the Offering Period and dividing the product by the fair market value of a share of Common Stock on the Offering Date or (ii) multiplying 208.33 shares by the number of months (rounded to the nearest whole month) in the Offering Period. Upon withdrawal, the Company will refund without interest the participant's accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering. If the fair market value of a share of Common Stock on the Offering Date of the current Offering in which employees are participating is greater than such fair market value on a Purchase Date during the Offering, then, unless a participant elects otherwise, each participant will be automatically withdrawn from the current Offering after purchasing shares and enrolled in the new Offering beginning immediately following such Purchase Date.

     Subject to certain limitations, each participant in an Offering has a Purchase Right equal to the lesser of that number of whole shares determined by dividing $50,000 by the fair market value of a share of Common Stock on the Offering Date or 5,000 shares, provided that these dollar and share amounts will be prorated if the duration of an Offering Period is varied by the Board. As a further limitation, no participant may purchase in any event under the Purchase Plan shares of the Company's Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased). Purchase Rights are nontransferable and may only be exercised by the participant.

     On each Purchase Date during an Offering Period, the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share on such date as reported on the Nasdaq National Market. On July 31, 1997, the closing price per share of Common Stock was $6.50. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Purchase Period.

     Change in Control. The Purchase Plan provides that, in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), the surviving, continuing, successor or purchasing corporation or parent corporation thereof may assume the Company's rights and obligations under the Purchase Plan or substitute substantially equivalent Purchase Rights for such corporation's stock. However, if such corporation elects not to assume or replace the outstanding Purchase Rights, the Board may adjust the last day of the current Purchase Period to a date on or before the date of the Transfer of Control. Any Purchase Rights that are not assumed, replaced, or exercised prior to the Transfer of Control will terminate.

     Termination or Amendment. The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the Purchase Plan.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE PLAN

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date is recognized as ordinary income in the year of the participant's death.

     If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

     If the participant disposes of the shares in a disqualifying disposition, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum at the Annual Meeting of Stockholders. Abstentions will have the same effect as a negative vote on this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND VERITY'S 1995 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE BY 800,000 THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER.

                                 PROPOSAL THREE

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected Coopers & Lybrand LLP as independent accountants to audit the financial statements of the Company for the year ending May 31, 1998. Coopers & Lybrand LLP has acted as the Company's independent auditors since the Company's inception. A representative of Coopers & Lybrand LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on the outcome of this vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF COOPERS & LYBRAND LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING MAY 31, 1998.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 894 Ross Drive, Sunnyvale, California 94089, not later than April 3, 1997, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Timothy J. Moore
                                          ----------------------------
                                          TIMOTHY J. MOORE,
                                          Secretary

August 27, 1997

                                 VERITY, INC.

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

P                    SOLICITED BY THE BOARD OF DIRECTORS

R
           The undersigned hereby appoints Gary J. Sbona and Donald C. McCauley,
O and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Verity, Inc. (the
X "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Company to be held at the Sheraton Four Points
Y   Hotel, 1100 N. Mathilda Avenue, Sunnyvale, California on Thursday,
    September 25, 1997 at 11:00 a.m., Pacific Standard Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledeged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE [SEE REVERSE SIDE]

[X] Please mark votes as in this example.


A vote FOR the following proposals is recommended by the Board of Directors:

1.      Election of Class II Director           FOR     WITHHELD
        NOMINEE:   Stephen A. MacDonald         [ ]       [ ]

2.      To approve an amendement to the         FOR     AGAINST     ABSTAIN
        1995 Employee Stock Purchase Plan of    [ ]       [ ]         [ ]
        the Company to increase the number
        of shares of Common Stock of the
        Company authorized for issuance
        thereunder from 500,000 shares to
        1,300,000 shares.

3.      To approve the selection of Coopers     FOR     AGAINST     ABSTAIN
        & Lybrand L.L.P. as the Company's       [ ]       [ ]         [ ]
        independent public accountants for
        the current fiscal year.


        MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]

Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

Sign exactly as your name(s) appears on your stock certificate, if shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.


Signature:________________________________  Date:_______________

Signature:________________________________  Date:_______________